UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K/A
Amendment No. 1
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): August 26, 2005
NOVELLUS SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)
California
(State or Other Jurisdiction of Incorporation)

0-17157 (Commission File Number)	77-0024666 (I.R.S. Employer Identification No.)
4000 North First Street, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)
(408) 943-9700
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.05. Costs Associated with Exit or Disposal Activities.
SIGNATURES

Item 2.05. Costs Associated with Exit or Disposal Activities.
As previously reported on its Current Report on Form 8-K filed August 31, 2005, Novellus Systems, Inc. (the “Company”) began to implement certain restructuring actions to consolidate operations activities and streamline certain product offerings.
On October 17, 2005, the Company announced its financial results for the third quarter of 2005. In connection with the relocation of its manufacturing operations, the Company has consolidated certain product offerings and recorded non-cash charges in the third quarter of 2005 of $5.2 million for the write-down of inventory and $6.1 million for the write-off of certain fixed assets previously used to support the discontinued products along with the accelerated depreciation associated with leasehold improvements. The Company recorded a charge for retention related severance payments of $0.2 million in the third quarter of 2005 and expects to record additional amounts related to employee termination benefits of approximately $0.7 million in the fourth quarter of 2005. All severance related charges will require a cash payment by the Company. In addition, the Company expects to incur an approximately $11.0 million charge in connection with the facilities-related portion of the restructuring, all of which it expects to incur in the first quarter of 2006. Cash payments related to the facilities-related portion of the restructuring will occur through 2017. The Company also expects additional charges for accelerated depreciation, site disposition and dismantlement and other restructuring related charges of approximately $5.0 million in the fourth quarter of 2005 and $2.0 million in the first quarter of 2006. Approximately $2.0 million of these additional charges are anticipated to be paid in cash over the next two quarters.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELLUS SYSTEMS, INC.
By:	/s/ William H. Kurtz
William H. Kurtz
Executive Vice President and Chief Financial Officer

Date: October 17, 2005